THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON
EXERCISE
OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT (i) UNDER COVER OF A REGISTRATION STATEMENT UNDER SUCH ACT WHICH IS EFFECTIVE AND CURRENT WITH RESPECT TO THIS WARRANT OR SUCH SHARES OF COMMON STOCK, AS THE CASE MAY BE, OR (ii) PURSUANT TO THE WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT
THAT
REGISTRATION UNDER SUCH ACT IS NOT REQUIRED WITH RESPECT TO SUCH
SALE OR TRANSFER.


No. 1-PESI-EW-C                                     28,000 Shares



              PERMA-FIX ENVIRONMENTAL SERVICES, INC.


        Warrant for the Purchase of Shares of Common Stock


    In January 1995, PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the "Company"), issued Warrant No. 1-PESI-EW ("Blair Warrant") to D. H. BLAIR INVESTMENT BANKING CORP., or any permitted assignee thereof ("Blair") for the purchase of seventy-five thousand (75,000) fully paid and nonassessable shares of the Company's common stock, par value $.001 per share ("Common Stock"). Under the terms of the Blair Warrant, on or about March 23, 1995, Blair assigned various portions of the Blair Warrant to certain persons and retained a portion of the Blair Warrant to itself.
This warrant ("Warrant") is issued pursuant to the partial assignment by Blair of the Blair Warrant. The Blair Warrant, and all warrants of like tenor which may be issued by the Company as a result of the assignment by Blair of all or any portion of the Blair Warrant or all warrants issued by the Company in exchange or substitution for, or the assignment of, or upon partial exercise of the Blair Warrant, this Warrant, or any other warrants issued by the Company as a result of the assignment by Blair of all or any portion of the Blair Warrant are hereafter collectively referred to as the "Warrants." The individuals to whom Warrants are issued are hereinafter collectively referred to as the "Warrant Holders." The shares of Common Stock issuable and issued upon exercise of the Warrants are hereinafter collectively referred to as the "Warrant Shares" and the price payable for each of the Warrant Shares upon such exercise is hereinafter referred to as the "Warrant Price."

    FOR VALUE RECEIVED, the Company hereby certifies that Esther Stahler, or any permitted assignee thereof, is entitled to purchase from the Company, at any time in whole or from time to time in part, during the period commencing the 1st day of January, 1996, and ending at 5:00 p.m., Atlanta, Georgia time, on December 31, 1999 (the "Exercise Period"), twenty-eight thousand (28,000) shares of the Company's Common Stock, $.001 par value ("Common Stock"), all of which shall be fully paid and nonassessable, at a purchase price of Two Dollars and 37.5 Cents ($2.375) per share, to be issued and delivered by the Company upon the exercise of this Warrant; pursuant to the terms hereof; provided, however, that the number of shares of Common Stock to be issued and delivered by the Company upon the exercise of this Warrant and the purchase price to be paid for each such share shall be subject to adjustment from time to time as hereinafter provided. This Warrant and all warrants of like tenor which may be issued by the Company in exchange or substitution for or upon the transfer or partial exercise of this Warrant are hereinafter collectively referred to as the "Warrant". The shares of Common Stock of the Company issuable and issued upon exercise of the Warrant is hereinafter collectively referred to as the "Warrant Shares". The price payable for each of the Warrant Shares upon such exercise is hereinafter referred to as the "Warrant Price", which Warrant Price shall be Two Dollars and 37.5 Cents ($2.375) for each Warrant Share, subject to adjustment from time to time pursuant to Section 3 hereof. The term "Common Stock" as hereinafter used in this Warrant shall mean the shares of Common Stock, par value $.001 per share, of the Company.

1. Exercise of Warrant. This Warrant may be exercised, as a whole at any one time or in part from time to time, during the Exercise Period, by the holder of this Warrant (the "Holder"), by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Section 10 hereof, together with payment in the manner hereinafter set forth of an amount equal to the Warrant Price in effect at the date of such exercise multiplied by the total number of Warrant Shares to be purchased upon such exercise. Payment for Warrant Shares shall be made by a cashier's or certified check or money order to the order of the Company. If this Warrant is exercised in part, such exercise shall be for a whole number of Warrant Shares and the Holder shall be entitled to receive a new Warrant covering the number of Warrant Shares in respect of which this Warrant has not been exercised, unless this Warrant has expired pursuant to its terms. Upon any exercise and surrender of this Warrant, the Company (i) will issue and deliver to the Holder a certificate or certificates in the name of the Holder for the largest whole number of Warrant Shares to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional Warrant Share to which the Holder otherwise might be entitled, cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) will deliver to the Holder such other securities and properties which the Holder may be entitled to receive upon such exercise, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant. Upon termination of the Exercise Period, this Warrant shall no longer be exercisable by the Holder.

2. Reservation of Warrant Shares. The Company agrees, that at all times prior to the expiration of the Exercise Period, the Company will have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of the Warrant such number of shares of the Common Stock and such amount of other securities and properties as from time to time shall be deliverable upon the exercise of the Warrant, free and clear of all restrictions on sale or transfer (except as otherwise provided by this Warrant or as may be imposed under applicable federal and state securities laws or the applicable exchange upon which the Common Stock may be listed) and free and clear of all preemptive rights.

3.  Protection Against Dilution.

             3.1 Except as otherwise provided in this Section 3, if, at any time or from time to time after the date of this Warrant, the Company shall distribute to one or more of the holders of an aggregate of more than 10% of its outstanding Common Stock, (i) securities (other than of Common Stock or stock options, warrants or rights to purchase Common Stock or securities convertible into Common Stock granted or sold in accordance with Section
         3.8), without payment therefor, or (ii) property, other than cash, without payment therefor, then, and in each such case, the Holder, upon the exercise of this Warrant, shall be entitled to receive the securities and property which the Holder would hold on the date of such exercise if, on the date of this Warrant, the Holder had been the holder of record of the number of shares of the Common Stock subscribed for upon such exercise and, during the period from the date of this Warrant to and including the date of such exercise, had retained such shares and the securities and properties receivable by the Holder during such period. Notice of each such distribution shall be forthwith mailed to the Holder.

             3.2 If, at any time or from time to time after the date of this Warrant, the Company shall (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of any other class of capital stock of the Company, the number of Warrant Shares and the Warrant Price in effect immediately prior to such event shall be adjusted so that, upon exercise of this Warrant, the Holder shall be entitled to purchase under this Warrant, without additional consideration therefor, the number of shares of Common Stock or other capital stock of the Company which he would have owned or been entitled to purchase immediately following the happening of any of the events described above in this subsection 3.2 had this Warrant been exercised and the Holder become the holder of record of the Warrant Shares purchased upon such exercise immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution or the effective date of such subdivision, combination or reclassification at a Warrant Price equal to the aggregate consideration which the Holder would have had to pay for such Warrant
         Shares immediately prior to such event divided by the number of Warrant Shares the Holder is entitled to receive immediately after such event. An adjustment made pursuant to this subsection 3.2 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.
         If, as a result of an adjustment made pursuant to this subsection 3.2, the Holder shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and any other class of capital stock of the Company, the Board of Directors
         (whose determination shall be conclusive and shall be described in a written notice to the Holder promptly after such adjustment) shall determine the allocation of the adjusted Warrant Price between or among shares of such classes of capital stock or shares of Common
         Stock and such other class of capital stock.

             3.3 In case of any consolidation or merger of the Company in which the Company is not the surviving entity, or in case of any sale or conveyance by the Company to another entity of all or substantially all of the property of the Company as an entirety or substantially as an entirety, the Holder shall have the right thereafter, upon exercise of this Warrant, to receive the kind and amount of securities, cash or other property which the Holder would have owned or been entitled to receive immediately after such consolidation, merger, sale or conveyance had this Warrant been exercised in full immediately prior to the effective date of such consolidation, merger, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application thereafter of the provisions of this Section 3 with respect to the rights and interests of the Holder to the end that the provisions of this Section 3 thereafter shall be correspondingly applicable, as nearly as may reasonably be, to such securities and other property. The provisions of this subsection 3.3 shall similarly apply to successive consolidations, mergers, sales or conveyances. Notice of any such consolidation, merger, sale or conveyance, and of said provisions so proposed to be made, shall be mailed to the Holder not less than twenty (20) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

             3.4 Except as provided in subsection 3.8 hereof, if at any time or from time to time after the date of this Warrant, the Company shall sell any shares of Common
         Stock for a consideration per share less than the Warrant Price in effect immediately prior to such sale, the Warrant Price shall be adjusted as of the date of such sale so that the same shall equal the price determined by dividing (i) the sum of (A) the number of shares of Common Stock outstanding immediately prior to such sale multiplied by the Warrant Price plus (B) the consideration received by the Company upon such sale, by (ii) the total number of shares of Common Stock outstanding after such sale; provided, however, that in no event shall the exercise price be adjusted pursuant to the computation under this Section 3.4 to an amount in excess of the Warrant Price in effect immediately prior to such computation.

             3.5 No adjustment of the Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.05; provided, however, that any adjustments which by reason of this subsection 3.4 are not required to be made shall be carried forward and taken into account in any subsequent adjustment, and provided further, that adjustments shall be required and made in accordance with the provisions of this
         Section 3 (other than this subsection 3.4) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder.
         All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Warrant Price, in addition to those required by this Section 3, as it shall deem to be advisable in its discretion in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

             3.6 Whenever the Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of the Holder in accordance with this Section 3, the Chief Financial Officer of the Company promptly shall certify the Warrant Price and the number of Warrant
         Shares after such adjustment or modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same, and shall cause such certificate to be mailed to the Holder.

             3.7 For purposes of this Section 3, in case any shares of Common Stock, options or securities entitling the holders thereof to purchase Common Stock or any securities entitling the holders thereof to convert such into Common Stock ("Convertible Securities") shall be or are to be sold or issued by the Company for cash, the net proceeds received by the Company shall be deemed to be the consideration received by the Company therefor. If any shares of Common Stock, options or securities entitling the holders thereof to purchase
         Common Stock or to convert such securities into Common
         Stock shall be or are to be sold or issued for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good-faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

             3.8 Notwithstanding anything herein to the contrary, no adjustment to the Warrant Shares or the Warrant Price shall be required under this Section 3 as a result of
         (i) the issuance or sale of Common Stock or Convertible Securities by the Company as a result of the exercise of any options presently outstanding under the Company's 1991 Performance Equity Plan, as amended (the "1991 Plan"), 1992 Outside Directors Stock Option Plan, as amended (the "1992 Plan"), and 1993 Nonqualified
         Stock Option Plan, as amended (the "1993 Plan") (the
         1991 Plan, 1992 Plan, and the 1993 Plan are referred to collectively as the "Plans"); or (ii) the issuance of any options which may hereafter be granted by the Company under any of the Plans or under any other employee benefit plan of the Company provided such options are issued with a conversion or exercise price equal to the fair market value of the Common Stock at the date of grant or any Common Stock or Convertible Securities hereafter issued or sold by the Company as a result of the exercise of any options hereafter granted by the Company under any Plans or under any other employee benefit plan of the Company; or (iii) the issuance or sale by the Company of any Common
         Stock, Convertible Securities, warrants or rights in connection with or arising out of or relating to the private placement described in the Revised Confidential
         Term Sheet, dated June 6, 1994, as supplemented from time to time (the "Private Placement"), whether such is now or hereafter issued or sold; or (iv) the issuance or sale of Common Stock or Convertible Securities after the date hereof upon the exercise of any rights or warrants outstanding as of the date hereof or the issuance or sale of Common Stock or Convertible Secur-

         ities after the date hereof upon the exercise of any rights or warrants issued by the Company in connection with or arising out of or relating to the Private Placement; or (v) the sale of any shares of Common Stock, Convertible Securities or warrants in a firm commitment underwritten public offering or the issuance of any shares of Common Stock or Convertible Securities upon the exercise or conversion of such warrants or Convertible Securities issued in such firm commitment underwritten public offering; or (vi) the issuance by the Company of Common Stock or any other securities to Quadrex Corporation or Quadrex Environmental Company, or their successors or assigns, under or in connection with or as a result of that certain Stock Purchase Agreement, dated March 23, 1994, as amended, between the Company and Quadrex Corporation and that certain Purchase Agreement, dated March 23, 1994, as amended, between the Company, Perma-Fix of Florida, Inc., Quadrex Corporation and Quadrex Environmental Company.

             3.9 As used in this Section 3, the term "Common Stock" shall mean and include the Company's Common Stock authorized on the date of the original issue of the Warrants and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Company; provided, however, that the shares issuable upon exercise of this Warrant shall include only shares of such class designated in the Company's Certificate of Incorporation as Common Stock on the date of the original issue of the Warrants or
         (i), in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Subsection 3.3 hereof, the stock, securities or property provided for in such section or (ii), in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon exercise of the Warrants as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common
         Stock as so reclassified or changed.

             3.10 For purposes of this Section 3, in case any shares of Common Stock shall be or are to be sold or issued by the Company for cash, the net proceeds received by the Company shall be deemed to be the consideration received by the Company therefor. If any shares of Common Stock shall be or are to be sold or issued for a consideration other than cash, the amount of the con-

         sideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in con-nection therewith.

4. Fully Paid Stock; Taxes. The Company agrees that the shares of the Common Stock represented by each and every certificate for Warrant Shares delivered upon the exercise of the Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all federal and state stamp, original issue or similar taxes which may be payable in respect of the issuance of any Warrant Share or certificate therefor.

5.  Limited Transferability and Investment Representation.

             5.1 This Warrant shall not be transferable or assignable by the Holder, except (i) to any corporation or association which is a successor to the Holder, or (ii) to one or more directors or officers of Blair, and shall be so transferable upon the books of the Company which it shall cause to be maintained for that purpose;
         provided that any such assignee shall be bound by the terms hereof and prior to such assignment or transfer such transferee or assignee shall execute such docu-

         ments as may reasonably be required by the Company to evidence that such assignee or transferee is bound by the terms hereof. The Company may treat the registered holder of this Warrant as he or it appears on the Company's books at any time as the holder of this Warrant for all purposes. The Company shall permit the Holder or its duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holder of this Warrant. Any Warrant issued in substitution of this Warrant will be dated the same date as this Warrant.

             5.2 By acceptance hereof, the Holder represents and warrants that this Warrant is being acquired, and all Warrant Shares to be purchased upon the exercise of this Warrant will be acquired, by the Holder solely for the account of the Holder and not with a view to the fractionalization and distribution thereof, and will not be sold or transferred except in accordance with the applicable provisions of the Act and the rules and regulations promulgated thereunder, and the Holder agrees that neither this Warrant nor any of the Warrant Shares may be sold or transferred except under cover of a registration statement under the Act which is effective and current with respect to such Warrant Shares or pursuant to an opinion of counsel reasonably satisfactory to the Company that registration under the Act is not required in connection with such sale or transfer. Any Warrant Shares issued upon exercise of this Warrant shall bear the following legend:

                      The securities represented by this certificate have not been registered under the Securities
           Act of 1933 and are restricted securities within the meaning thereof. Such securities may not be sold or transferred except pursuant to a registration statement under such Act which is effective and current with respect to such securities or pursuant to an opinion of counsel reasonably satisfactory to the issuer of such securities that such sale or transfer is exempt from the registration requirements of such Act.

6. Nasdaq; Boston Stock Exchange. Notwithstanding anything herein to the contrary, this Warrant may not be exercised by the Holder until the Company has listed the Warrant Shares with the National Association of Securities Dealers Automated Quotation system ("Nasdaq") and the Boston Stock Exchange (the "Exchange"). The Company will use reasonable efforts to list the Warrant Shares with the Nasdaq and the Exchange.

7. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8. Warrant Holder Not Shareholder. This Warrant shall not be deemed to confer upon the Holder any right to vote the Warrant Shares or to consent to or receive notice as a shareholder of the Company, as such, because of this Warrant, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

9. Notices. No notice or other communication pursuant to or in respect of this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have given if and when, the same is in writing and is mailed by first-class mail, postage prepaid, addressed:

    If to the Company:       Perma-Fix Environmental
                        Services, Inc.
                        Building G, Suite 520
                        5775 Peachtree-Dunwoody Road
                        Atlanta, Georgia 30342
                        Attention: Dr. Louis F. Centofanti

    If to the Holder:        D. H.  Investment Banking Corp.
                        44 Wall Street
                        New York, New York  10005
                        Attention: Esther Stahler

or such other address as the Company and Holder previously may have designated in conformity with the foregoing.

10. Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

12. Survival of Representations. All representations and warranties contained herein shall survive the execution of this Warrant.

    IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary to be effective as of the 23rd day of March, 1995.

                        PERMA-FIX ENVIRONMENTAL
                        SERVICES, INC.


                        By: _________________________________
                            Dr. Louis F. Centofanti,
                            Chief Executive Officer

                        (the "Company")


                        ESTHER STAHLER


                         _________________________________

                        (the "Holder")

                           SUBSCRIPTION

         The undersigned, ____________________________________,
pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase _____________ shares of the Common Stock of Perma-Fix Environmental Services, Inc. covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.


Dated: _______________       Signature __________________________

                             Address ____________________________


                            ASSIGNMENT

         FOR VALUE RECEIVED __________________ hereby sells, assigns and transfers unto _______________________ the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _________________, attorney, to transfer said Warrant on the books of Perma-Fix Environmental Services, Inc.


Dated: _______________       Signature __________________________

                        Address ____________________________


                        PARTIAL ASSIGNMENT

         FOR VALUE RECEIVED ___________________ hereby assigns and transfers unto ___________________________ the right to purchase ___________ shares of the Common Stock of Perma-Fix Environmental Services, Inc. by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced hereby, and does irrevocably constitute and appoint __________________, attorney, to transfer that part of said Warrant on the books of Perma-Fix Environmental Services, Inc.


Dated: _______________       Signature __________________________

                        Address ____________________________

I:\N-P\PESI\S-3\exhibit4.25.wpd